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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of September 11, 1998, between Sunterra Corporation, a Maryland corporation (the "Company"), and L. Steven Miller (the "Executive").


          1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein, subject to the approval of and ratification by the Company's Board of Directors as soon as practicable.

          2. Term. The employment of the Executive by the Company as provided in
Section 1 will commence on the first day of Executive's employment with the Company, which shall occur on or before September 30, 1998 (the "Effective Date") and will terminate at 12:01 a.m. on the second anniversary of the Effective Date (the "Expiration Date") unless automatically extended or sooner terminated as hereinafter provided (such period, the "Employment Period"). Unless terminated by the Executive or the Company prior to June 1, 2000, this Agreement shall automatically renew on the terms set forth herein for a second two-year period. If so renewed, no later than June 1, 2002, the Company shall notify the Executive with written notice as to whether the Company intends to further renew or extend the Agreement (including proposals for such further renewal which the Executive may accept, reject or negotiate, at his discretion). Between the date of this Agreement and the Effective Date, Executive shall act as a consultant to the Company on various matters as needed by the Company, in an amount of time not to exceed ten (10) hours per week.

          3. Position, Duties and Responsibilities.

               (a) Position. The Executive hereby agrees to serve as Chief Executive Officer and President of the Company. In addition, for so long as the Executive is an employee of the Company and is elected by the Company's stockholders, the Executive hereby agrees to serve as a member of the Company's Board of Directors (the "Board"). The Executive understands that his position as a member of the Board is subject to the nomination by the Company and to the election of the Executive to the Board by the Company's stockholders at the next regularly scheduled annual meeting of stockholders. The Executive shall devote his best efforts and substantially full business time and attention to the performance of services to the Company in his capacity as an officer thereof and as may reasonably be requested by the Board. The Company shall retain full direction and control of the means and methods by which the Executive performs the above services.

          In no order of priority, the following are the responsibilities and duties that the Executive would have:

          1. To conceptualize, crystallize and recommend in detail for the Board the strategies for Company development and growth, implementation and modification of complete and integrated courses of business action, human and financial resource allocation, diversification, profit, sourcing capital, maintenance of positive



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               external relations and internal generation of an innovative and adaptive operating climate.

          2. To direct the development of short and long-term objectives, strategies, policies, budgets and operating plans. As approved by the Board, oversee their consistent interpretation, implementation and achievement.

          3. To lead and coordinate the efforts of the senior executives of the Company to achieve the desired business results and maximize shareholder value.

          4. To direct the growth of the Company as it relates to new products and acquisitions, including such activities as:

               (a) Formulation of acquisition policies and plans, subject to Board approval;

               (b)  Evaluation of potential acquisitions and products;

               (c)  Recommendations to the Board;

               (d)  Negotiations and commitments, subject to Board approval; and

               (e) Approval of plans for the integration and operation of the acquired companies.

          5. To assume responsibility for the financial condition of the Company and take adequate measures to satisfy its financial needs. Activities will include:

               (a) The review and submission to the Board for approval, the annual consolidated operating budget and forecast and the proposed capital expenditures program;

               (b) Insuring that each division and department develops and submits operating budgets and forecasts in keeping with policy requirements; and

               (c) The establishment and adherence to procedures governing the authorization of capital expenditures.

          6. To direct the public relations, institutional advertising and brand building programs for the Company , including such activities as:

               (a)  The formulation of public relations policies and plans;

               (b)  The use of various advertising media;

               (c) Communications to shareholders, employees, industry and the public; and



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               (d)  Representation of the Company in public and shareholder relations matters.

          7.   To direct the shareholder relations program.

          8. To provide the strategic conceptual framework and obtain Board approval for expansion of the Company through acquisition, diversification, and internal business development.

          9. To develop an effective organizational structure and ensure the development of an innovative internal climate in which management development is achieved.

          10. To provide strategic and tactical reviews of the Company's performance on a regular basis for initiation or approval of required adjustments of short and long-term planning based upon operating results.

          11. To develop and implement, in concert with other senior officers, policies, procedures, criteria and controls for the measurement of performance against established goals.

          12. To represent the Company to its customers, the financial community, governmental and regulatory agencies, industry groups and the general public.

          13. To establish the organizational hierarchy and delegate authority to the executive team regarding policies, contractual commitments, expenditures and personnel matters.

          14. To counsel collectively and individually with the members of the Board, utilizing their capacities to the fullest extent to secure optimum benefits for the Company.

          15. To keep the Board informed on the condition of the business and on all the important factors influencing it.

          16. To refer promptly to the Board such matters as may require its decision.

               (b) Place of Employment. During the term of this Agreement, the Executive shall perform the services required by this Agreement at the Company's place of business in Orlando, Florida, provided, however, that the Company will require the Executive to travel extensively to other locations on the Company's business.

               (c) Other Activities. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), the Executive, during the Employment Period, will not (i) accept any other employment, (ii) serve on the board of directors or similar body of any other business entity (except as otherwise set forth below), or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing



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position to, that of the Company or any of its affiliates. Notwithstanding the foregoing, the Company agrees that the Executive (or affiliates of the Executive) shall be permitted (i) to undertake the activities set forth in
Section 8 and (ii) to make any other passive personal investment that is not in a business activity that is directly or indirectly competitive with the Company.

          4. Compensation and Related Matters.

               (a) Salary. During the Employment Period, the Company shall pay the Executive a salary of not less than $350,000 during the first full year and at such salary as determined by the Compensation Committee of the Board during the second and subsequent years of the Executive's employment with the Company (the "Base Salary"). All salary is to be paid consistent with the standard payroll practices of the Company (e.g., timing of payments and standard employee deductions, such as income tax withholdings, social security, etc.). The Executive's performance and salary shall be subject to review at the end of each fiscal year and increase consistent with the standard practices of the Company.

               (b) Business Expenses. The Company shall reimburse the Executive in connection with the conduct of the Company's business upon presentation of sufficient evidence of such expenditures consistent with the Company's policies as in place from time to time, including the reimbursement of reasonable and necessary expenses incurred by the Executive in connection with the conduct of the Company's business in traveling to and from his residence(s) and the venues where the Company conducts business.

               (c) Other Benefits. The Executive shall be entitled to participate in or receive health, welfare, life insurance, long-term disability insurance, bonus plan and similar benefits as the Company provides generally from time to time to its executives. Such benefits are all subject to change in the Company's sole and absolute discretion. Currently, those benefits include a Company paid participation of $175 per month for the Executive only in (i) an HMO (with the right to upgrade to a PPO health provider at the Executive's expense in accordance with the terms of the Company's agreement with its current carrier, Blue Shield) and (ii) an HMO dental provider (with the right to upgrade to a PPO dental provider at the Executive's expense in accordance with the terms of the Company's agreement with its current carrier). There is a waiting period on the effectiveness of the Executive's and, if paid by the Executive, his dependents' medical coverage which may be as long as three months after commencement of the Executive's employment with the Company. During this waiting period, the Company's health plan would not cover the Executive and his dependents. However, the Company has agreed to cover the Executive's COBRA costs to maintain the Executive's current health coverage for this three month waiting period, subject to a maximum contribution by the Company each month equal to what the Company would have paid on behalf of the Executive for health coverage had he been an employee of the Company eligible for the Company's plan during this three month period (currently, $175 per month). In addition, the Executive will be able to participate at the Executive's own expense in any life and disability policies available for purchase, in accordance with the terms of the Company's plan with its carrier, and in the Company 401K retirement plan. The cost of any medical or dental or other insurance benefits selected by the Executive in excess of the benefits provided by the Company for either the Executive or the Executive's dependents



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will be paid by the Executive personally from payroll deductions. The Company acknowledges that within a reasonable time following the execution of this Agreement, it will execute an option agreement substantially in the form attached as Exhibit "A" hereto (the "Option Agreement") and will grant the Executive the benefits under the equity participation plan in the form attached as Exhibit "B" hereto (the "Option Plan"). In addition, the Company agrees to issue to the Executive options to purchase 45,000 shares of the Common Stock of the Company at Fair Market Value on the date of issuance of such option grant, through an option agreement substantially in the form attached as Exhibit "A" hereto, with such 45,000 shares vesting over a four year period at the rate of 11,250 per year. Except as otherwise set forth in this Section 4 and except with respect to the Company's obligations under this Agreement with respect to the Option Agreement and the Option Plan, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits. The Executive shall have the right to participate at Company expense in industry related trade groups, conventions, etc. in furtherance of enhancing the Executive's visibility in and leadership of the time share and resort industry.

               (d) Merit Bonus. The Compensation Committee of the Board shall establish, monitor, and oversee an incentive bonus program for the Executive which will provide for payment of a cash bonus to the Executive of up to one hundred percent (100%) of the Executive's then fiscal year Base Salary if certain performance objectives established by the Compensation Committee for the Executive are achieved during the applicable fiscal year (e.g., successful implementation of Club Sunterra, hospitality management and rental programs, specified targets of growth in revenues and earnings per share) (the "Merit Bonus"). With respect to the Company's review of the Executive's performance during the 1998 fiscal year, the Compensation Committee of the Board shall evaluate and determine the Merit Bonus as though the Executive's employment with the Company had commenced on January 1, 1998 (rather than the Effective Date) and continued through December 31, 1998. Such incentive program would provide for specific partial bonus achievement hurdles in connection with this program. The Executive shall have the opportunity to be considered for additional performance-based bonus compensation at the sole and absolute discretion of the Board; however, the Company makes no commitment to the Executive that any performance-based bonus compensation will be paid to the Executive.

               (e) Fringe Benefits. The Executive will be entitled to fringe benefits as may be determined or granted from time-to-time by the Board.

               (f) Vacation. The Executive shall be entitled to four vacation weeks (20 days) in each calendar year on a pro-rated basis in accordance with the Company's vacation policy. The Executive will be entitled to all Company holidays.

               (g) Performance Reviews. At the end of each fiscal year, the Board will review the Executive's job performance and will provide the Executive a written review of the Executive's job performance during the prior year and implement any Board determined revisions to the Executive's Base Salary, the Executive's Merit Bonus, the Executive's prospective incentive compensation package (including the Executive's participation in the Option Plan), the Executive's title and/or the Executive's responsibility at the Company; provided, however, that



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the provisions set forth in this Agreement with respect to the Executive's compensation, the Option Agreement and the terms and conditions of the Executive's employment at the Company cannot be modified by the Board in a manner which would result in less favorable or beneficial terms or conditions being imposed on the Executive than those provided for in the applicable provisions of this Agreement without the Executive's full concurrence and consent.

               (h) Moving Expenses. The Company agrees to reimburse the Executive for his reasonable and necessary moving expenses incurred in moving his personal, family and household belongings from Indianapolis, Indiana to the Orlando, Florida area. Such reimbursements will include reasonable and necessary expenses incurred by the Executive and his spouse to identify a new residence and the travel and lodging expenses incurred in connection therewith for up to a six month period after the Effective Date. Moreover, the Company will reimburse the Executive and his spouse for all travel and living expenses incurred by them in Orlando, Florida (except for any direct costs incurred to purchase a new residence) for the six month period following the Effective Date. Such reimbursements will not include costs incurred by the Executive in either selling his current residence or purchasing a new residence and will not include any brokerage, closing, or incremental gains or losses incurred by Executive in selling and/or purchasing such residential real estate.

          5. Termination. The Executive's employment hereunder shall be, or may be, as the case may be, terminated under the following circumstances:

               (a) Death. The Executive's employment hereunder shall terminate upon his death.

               (b) Disability. The Executive's employment hereunder shall terminate on the Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform his duties under this Agreement for more than 120 days during any 180-day period.

               (c) Cause. The Company may terminate the Executive's employment hereunder for "Cause." Cause shall mean (i) Employee's material breach of any of the terms of this Agreement, (ii) his conviction of a crime involving moral turpitude or constituting a felony under the laws of any state, the District of Columbia or of the United States, or (iii) his gross negligence, willful misconduct or fraud in the performance of his duties hereunder.

               (d) Employment-At-Will/Termination for Any Reason. Notwithstanding the term of this Agreement having a duration of two years and Sections 2 and 4 hereof referring to extensions of this Agreement and the annual salary to be paid to the Executive during each year of his employment with the Company, nothing in this Agreement should be construed as to confer any right of the Executive to be employed by the Company for a fixed or definite term. Subject to Section 6 hereof, the Executive hereby agrees that the Company may dismiss him under this Section 5(d) without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive's relationship with the Company. Notwithstanding anything to the contrary



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contained herein, including Sections 2 and 4, the Executive's employment with the Company is not for any specified term, is at will and may be terminated by the Company at any time by delivery of a notice of termination to the Executive, for any reason, with or without cause, without liability except with respect to the payments provided for by Section 6.

               (e) Voluntary Resignation. The Executive may voluntarily resign his position and terminate his employment with the Company at any time by delivery of a written notice of resignation to the Company (the "Notice of Resignation"). The Notice of Resignation shall set forth the date such resignation shall become effective (the "Date of Resignation"), which date shall, in any event, be at least ten (10) days and no more than thirty (30) days from the date the Notice of Resignation is delivered to the Company. At its option, the Company may reduce such notice period to any length, upon thirty
(30) days written notice to the Executive.

               (f) Notice. Any termination of the Executive's employment by the Company shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (g) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated by reason of his disability, the date of the opinion of the physician referred to in Section 5(b), above, (iii) if the Executive's employment is terminated by the Company for Cause pursuant to subsection 5(c) above, or without Cause by the Company pursuant to subsection 5(d) above, the date specified in the Notice of Termination and (iv) if the Executive voluntarily resigns pursuant to subsection 5(e) above, the date of the Notice of Resignation.

               (h) Termination Obligations.

               (i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

               (ii) Upon termination of the Employment Period, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.



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               (iii) The representations and warranties contained herein and the
          Executive's obligations under Sections 5(h), 7, 8, 9 and 15 through 18 shall survive termination of the Employment Period and the expiration of this Agreement.

               (i) Release. In exchange for the Company entering into the Agreement, the Executive agrees that, at the time of his resignation or termination from the Company, he will resign from the Board and will execute a release acceptable to the Company of all liability of the Company and its officers, shareholders, employees and directors to the Executive in connection with or arising out of his employment with the Company, except with respect to any then-vested rights under the Company's Option Plan and except with respect to any Severance Payments which may be payable to him under the terms of the Agreement. Nothing herein shall modify Executive's mediation and other rights under this Agreement.

          6. Compensation Upon Termination.

               (a) Death. If the Executive's employment shall be terminated pursuant to Section 5(a), the Company shall pay the Executive's estate the Executive's monthly base salary payable pursuant to Section 4(a) and one-twelfth of any bonus payable pursuant to Section 4(d) at the most recent annual amount received, or entitled to be received, by the Executive (the "Severance Payment") for a period of two years following the Date of Termination. At the Executive's estate's own expense, the Executive's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (b) Disability. If the Executive's employment shall be terminated by reason of disability pursuant to Section 5(c), the Executive shall receive the Severance Payment for the lesser of two years or the duration of such disability; provided that payments so made to the Executive during the disability shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under any disability benefit plan of the Company. At the Executive's own expense, the Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (c) Cause. If the Executive's employment shall be terminated for Cause pursuant to Section 5(c) hereof, the Company shall pay the Executive his salary and any bonus then payable pursuant to Section 4(d)) through the Date of Termination. At the Executive's own expense, the Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (d) Other Terminations by the Company. If the Company shall terminate the Executive's employment without cause pursuant to Section 5(d) hereof, the Company shall pay the Executive the Severance Payment for a period of two (2) years from the Date of Termination. The Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (e) Voluntary Resignation. If the Executive terminates his employment with the Company pursuant to Section 5(g) hereof for "Good Cause", the Company shall pay the Executive the Severance Payment for a period of two years from the Date of Resignation. If the



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Executive terminates his employment with the Company pursuant to Section 5(g)
hereof without "Good Cause," the Company shall have no obligation to compensate the Executive following the Date of Resignation. In any event, at the Executive's own expense, the Executive and his dependents shall be entitled to any continuation of health insurance coverage rights under any applicable law.

               For purposes of this Agreement, "Good Cause" shall mean, without the express written consent of Executive, the occurrence of any of the following events unless such events are substantially corrected within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

               (i) Any material alteration, reduction or diminution in the duties, responsibilities and status of Executive's position;

               (ii) a material breach by the Company of any provision of this
                    Agreement; and

               (iii) the occurrence of a "Change in Control."

               As used in this Agreement, "Change of Control" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of the Company, (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group, other than any of Osamu Kaneko, Andrew J. Gessow and Steven C. Kenninger or their affiliates (the "Principals"), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the total outstanding voting stock of the Company on a fully diluted basis or (iii) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group, other than the Principals, becomes the beneficial owner (as defined above), directly or indirectly, of more than 50% of the total voting power of the total outstanding voting stock of the Company.

               The Executive understands that any voluntary resignation by him as a result of any personal or family reasons not otherwise set forth in this
Section 6(e) shall not constitute "Good Cause."

               (f) The Company will be entitled to offset and reduce each month the amount of the monthly Severance Payment otherwise payable to the Executive hereunder by the amount of the Executive's prior month's earnings (if any) from post-Company full time employment (including both salary, bonus and other cash or cash equivalent compensation) at a subsequent full time employer or in connection with a full time consulting practice or other self-employment or any full time venture founded by the Executive; provided, however, that the Company shall not be entitled to any Severance Payment offset or reduction as a result of any earnings or income generated by the Executive from part-time consulting work, unless and until such consulting work becomes a full time endeavor.



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               (g) In the event of any Termination pursuant to Section 5, the
Executive shall be entitled to retain (i) any and all options to purchase capital stock of the Company granted to the Executive pursuant to the terms and conditions of the Option Agreement attached as Exhibit "A" hereto that have vested as of the date of such Termination; and (ii) any and all options to purchase capital stock of the Company granted to the Executive pursuant to the terms and conditions of the Option Agreement to be entered into by and between the Executive and the Company in January 1999 with respect to the issuance of 45,000 options to purchase the Company's common stock that have vested as of the date of such Termination.

               (h) Any Severance Payment made pursuant to this Section 6 shall be payable in equal monthly installments over the required duration set forth in Sections 6(a) through 6(e).

               (i) The continuing obligation of the Company to make the Severance Payment to the Executive is expressly conditioned upon the Executive complying and continuing to comply with his obligations and covenants under Sections 7 and 8 of this Agreement following termination of employment with the Company.

          7. Confidentiality and Non-Solicitation Covenants.

               (a) Confidentiality. In addition to the agreements set forth in
Section 5(h)(i), the Executive hereby agrees that the Executive will not, during the Employment Period or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term "Confidential Information" means: information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the owners, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to owner or customer lists of the Company and its affiliates.

               (b) Non-Solicitation. In addition, the Executive hereby agrees that during the Employment Period and at all times thereafter, regardless of the reason or circumstances of termination of employment with the Company, the Executive will not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, (i) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during the Employment Period has been or is a customer of or in the habit of dealing with the Company in



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its business, (ii) endeavor directly or indirectly to canvas or solicit in competition with Company or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during the Employment Period has been or is a supplier of goods or services to Company or (iii) directly or indirectly solicit or attempt to solicit away from Company any of its officers or employees or offer employment to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer or employee of Company.

          8. Covenant Not to Compete.

               (a) The Executive agrees that the provisions of this Section 8 shall apply during the Employment Period and during the period beginning after the Executive's Date of Termination and ending on the second anniversary thereof, regardless of whether the Executive is terminated for Cause or without Cause or otherwise (the "Noncompete Period"). During the Noncompete Period, the Executive will not engage in any competitive businesses, and the Executive agrees that he shall not (i) invest in, manage, consult or participate in any way in any other timeshare or vacation ownership business (in either an active or passive manner), (ii) participate in or advise any business wherein timeshare or vacation ownership is a material business segment or (iii) act for or on behalf of any business that intends to enter or participate in the timeshare or vacation ownership business, in each case unless the independent members of the Company's Board of Directors determine that such action is in the best interest of the Company. Subject to the restrictions set forth in Section 3(a), Section 3(c) and in this Section 8 , the Executive shall be permitted to continue his existing business investments and activities and may pursue additional business investments; provided that the Executive shall not serve as an officer or director of any public company resulting from such business investments or activities, provided, however, the Executive may act as a consultant to either Cendant Corporation or any of its subsidiaries ("Cendant") for not more than ten hours each month during the term of this Agreement so long as (1) the Executive does not reveal any Confidential Information concerning the Company to Cendant;
(2) the subject matter of any such consulting by the Executive does not involve giving any advice to Cendant with respect to any business which overlaps (or could overlap) with any core business of the Company; and (3) any time which the Executive consults for Cendant must be the Executive's personal time and not the Company's time and must be scheduled around the Executive's commitments and duties to the Company so that any such consulting by the Executive does not have an adverse effect on the Company.

          (b) Notwithstanding the foregoing, during the Noncompete Period:

          (i) the Executive may purchase stock as a stockholder in any publicly traded company, including any company which is involved in the timeshare and vacation ownership business; provided that the Executive does not beneficially own (together or separately or through his affiliates) more than 5% of any company (other than the Company) in the timeshare or vacation ownership business;

          (ii) the Executive shall not invest (directly or indirectly) in any timeshare or vacation ownership property in the hospitality business (including any



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               condominium project) or any property where the business plan includes an intention to convert the property to timeshare or vacation ownership, unless the independent members of the Company's Board of Directors determine that such an investment is in the best interest of the Company.

          (iii) in the event that a Change of Control occurs which causes an acceleration in the vesting of the Executive's options and, the Executive is terminated for Cause or without Cause by the Company within six (6) months before or after the effective date of the Change of Control, then the noncompete provisions contained in
               Section 8(a) shall not be applicable and the following shall apply instead: the Executive agrees that during the two year period following the Executive's Date of Termination, he will not
               (i) manage, consult or participate in any way in any other public timeshare or vacation ownership business (in either an active or passive manner), (ii) participate in or advise any public company wherein timeshare or vacation ownership is a material business segment or (iii) act for or on behalf of any business that intends to enter or participate in the timeshare or vacation ownership business as a public company.

          9. Injunctive Relief and Enforcement. In the event of breach by the Executive of the terms of Sections 5(h)(i), 7 or 8, and only following mediation or attempted mediation as set forth in Section 16 below (unless the Company is suffering irreparable injury, in which case Section 16 will not prevent the Company from seeking injunctive relief against the Executive in any court or forum), the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 5(h)(i), 7 or 8 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of Sections 5(h)(i), 7 or 8 may be inadequate. In addition, in the event the agreements set forth in Sections 5(h)(i), 7 or 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

          10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

            If to the Executive:        L. Steven Miller
                                        841 Alverna
                                        Indianapolis, IN 46260



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            If to the Company:          Sunterra Corporation
                                        5933 W. Century Blvd., Suite 210
                                        Los Angeles, California 90045
                                        Attention:  Steven C. Kenninger

            With a copy to:             Latham & Watkins
                                        633 West Fifth Street, Suite 4000
                                        Los Angeles, California 90071-2007
                                        Attention: John Newell, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          11. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Sections 5(h), 7 or 8 hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

          12. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

          13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          15. Choice of Law. This Agreement and the representation letter from the Executive to the Company dated as of the date hereof (the "Letter") shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Maryland (without reference to the choice of law provisions of Maryland), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          16. Mediation. Subject to any irreparable injury being suffered by the Company giving rise to the right of the Company to seek injunctive relief against the Executive pursuant to Section 9 hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement or the Letter, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding mediation in Orlando, Florida, before a mediator and on terms and conditions mutually acceptable to the parties; provided, however, that if the parties



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cannot agree on the terms and conditions of such mediation, such terms and conditions shall be established by the mediator. Any award issued as a result of such mediation shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses relating to such mediation (with the exception of the Executive's attorneys' fees, if any) or any action to enforce a mediation award shall be paid by the Company.

          17. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND
(II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM OR THROUGH ANY SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

          18. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE LETTER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

          19. Entire Agreement. This Agreement and the Letter contain the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby and thereby, and no representations, promises, agreements or understandings, written or oral, not herein or therein contained shall be of any force or effect. Neither this Agreement nor the Letter shall be changed unless in writing and signed by both the Executive and an authorized representative of the Company.

          20. The Executive's Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and the Letter, and (b) that he has read and understands the Agreement and the Letter, is fully aware of their legal effect, and has entered into each of them freely based on his own judgment.

          IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.

                                            SUNTERRA CORPORATION

                                            /s/   STEVEN C. KENNINGER
                                            ------------------------------------
                                            By:   Steven C. Kenninger
                                            Its:  President

                                            EXECUTIVE

                                            /s/   L. STEVEN MILLER
                                            ------------------------------------
                                            By:   L. Steven Miller



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

                                   Exhibit "A"

                            Form of Option Agreement

                                   Exhibit "B"

                               Form of Option Plan



                                       17